Exhibit 99.2
September 9, 2005
Institutional Shareholder Services, Inc.
2909 Gaither Road
Suite 501
Rockville, MD 20850-4045
Ladies and Gentlemen:
          On behalf of the Special Committee of the Board of Directors of ShopKo Stores, Inc. (“ShopKo”), I am writing to respectfully request that you reconsider the recommendation contained in your report issued August 30, 2005 relating to the merger of ShopKo and Badger Retail Holding, Inc. (“Badger”), an affiliate of Minneapolis-based private equity firm Goldner Hawn Johnson & Morrison Incorporated (“Goldner Hawn”).We make this request in light of material developments since the issuance of your report, namely –
•     The amendment of the terms of the merger agreement which increased the consideration to $25 per share and, also, made certain changes to “deal protection” provisions (all as set forth in Shopko’s press release issued earlier today).
•     The oral decision of the Wisconsin state court, issued on September 2 and available in transcript form on September 6, in which the judge commented favorably on the process followed by the Special Committee – in stark contrast to your characterization of our process. We note, for the record, that we take exception, in the strongest possible terms, to your statement that our process was less than rigorous.
          Moreover, we respectfully suggest that you take into account the following additional items that may have been unavailable to you or were otherwise overlooked in conjunction with the preparation of your report:
•     Contrary to the assertion in your report, the merger agreement permits non-public information to be furnished to a third party at any time after the execution of the merger agreement and prior to the obtaining of shareholder approval of the merger agreement as long as the specified conditions are met, the primary condition being that ShopKo receive a bona fide unsolicited written acquisition proposal that the Special Committee has reasonably determined could reasonably result in a superior proposal. No one has submitted an acquisition proposal to ShopKo since the announcement of the merger agreement on April 8, 2005.

September 9, 2005

•     You were critical of the fact that the Special Committee did not order real estate appraisals, at significant cost, but instead relied on Merrill Lynch’s analysis which estimated the net asset value of the real estate to range from $875 million to $1.118 billion. The reasonableness and conservatism of this range have been borne out by the appraisals received by Goldner Hawn’s financing sources which valued the real estate subject to the financing at approximately $880 million.
•     As noted by the Wisconsin court, it received “evidence that Strongbow had gone and specifically attempted to solicit other bidders, and that has been unsuccessful.”
•     Your report asserts that the Merrill Lynch presentation to the ShopKo board of directors on February 9, 2004 “did not discuss the leveraged recap option.” This is not true. The report distributed to the board (which is filed with the SEC as an exhibit to ShopKo’s Schedule 13E-3) discussed the benefits and considerations of undertaking a leveraged recapitalization in the form of a significant share repurchase. The analysis included examination of an up to $200 million share repurchase, representing approximately 43% of the outstanding shares. From the Wisconsin court’s oral decision: “I find specifically that the board did consider recapitalization.”
•     The financial analyses in your report highlight the debt reduction produced by ShopKo during its most recent fiscal quarter and relies heavily upon the implicit belief that this reduction is indicative of a real, sustainable reduction in ShopKo’s debt level. However, the net debt decrease during that quarter reflects, among other things, both a seasonal reduction in borrowing needs, as well as “one-time” events, including the sale of three stores and significant reductions in capital expenditures. Our financial advisors have told us that the results of both the “LTM EBITDA Multiple Method” analysis and the “FCFE Value – Post Recap” analysis in your report benefit from the use of the most recent quarter’s debt balance, and that substituting historical average debt balances, even over the past four quarters to account for seasonality, would impact both analyses.
•     Our financial advisors agree that the selection of public companies that are comparable to ShopKo and M&A transactions that are comparable to the merger agreement with Goldner Hawn is more art than science. However, they believe that you did not select an appropriate set of comparables. They noted, for example, their belief that (i) the inclusion by ISS of Neiman Marcus, a company which targets luxury customers and is an industry leader that has consistently delivered strong operating results, as a company comparable to ShopKo was inappropriate, and (ii) the GameStop/Electronics Boutique transaction (highly strategic transaction in which high potential for synergies was factored into the price) and the Jones Apparel Group/Barneys New York transaction (companies with limited similarity to ShopKo) which were identified by you as comparable

September 9, 2005

transactions should not be viewed as transactions comparable to the merger agreement with Goldner Hawn.
* * *
          We respectfully request that you consider the foregoing, review the entire transcript of the oral decision of the Wisconsin court and reverse your prior recommendation. We sincerely believe that you, like we, should recommend that shareholders vote “For” approval of the amended merger agreement. Although the meeting will be rescheduled to allow preparation and dissemination of supplemental proxy materials, your prompt attention to this matter will be most appreciated.
          If it would be useful for us to meet with you again to discuss these matters, we would be more than happy to do so. Please call me at (612) 333-9921 to arrange any such follow-up meeting.

Sincerely,
/s/ John G. Turner

John G. Turner, Chair Special Committee